SEPARATION AGREEMENT AND RELEASE OF CLAIMS

THIS AGREEMENT, entered into as of the ___ day of January 2006, by and between Franklin Credit Management Corporation (the "Company"), a Delaware corporation, and Jeffrey R. Johnson ("Employee");

W I T N E S S E T H:

WHEREAS, the Employee has been employed as the President and Chief Executive Officer of the Company under the Employment Agreement dated as of October 1, 2004 (the “Employment Agreement”); and

WHEREAS Employee and the Company have agreed to terminate the employment relationship between Employee and the Company on an amicable basis.

WHEREAS, the Employee and the Company desire to settle fully and finally any differences between them, to facilitate the Employee’s separation and allow for an orderly transition by the Company.

NOW, THEREFORE, in consideration of the mutual agreement and covenants contained herein, the parties do hereby mutually agree as follows:

1)	TERMINATION OF EMPLOYMENT

Employee's employment shall terminate effective as of January 21, 2006 (the “Termination Date”). As of the Termination Date, the Employment Agreement and all existing employment agreements between Employee and the Company, whether oral or written, are hereby terminated, except as otherwise expressly stated herein. Except as otherwise expressly provided herein, the parties agree that this Agreement supersedes the Employment Agreement (and any such existing employment agreement between the parties). Additionally, Employee hereby resigns all positions as an officer or director of the Company, its subsidiaries and affiliates, effective immediately.

The parties represent that they do not have any claim, action, or proceeding pending against each other, or which arises out of Employee’s employment by the Company or the separation thereof.

2)	SEVERANCE PAYMENTS

In addition to paying Employee his salary through January 21, 2006, the Company shall pay Employee the following amounts (subject to any applicable federal, state and local tax withholding requirements) in full and complete satisfaction of all amounts due Employee under the Employment Agreement:

a)
The Company shall pay Employee $282,500.00 on or before January 21, 2006 in full satisfaction of any and all amounts due under the Employment Agreement, including but not limited, amounts payable under Sections 4(b) and 12(b) of the Employment Agreement, severance, medical benefits, and reimbursements.

b)
An additional 30,000 shares of Employee’s Restricted Award (as that term is used in the Employment Agreement and the Restricted Stock Grant Agreement, effective as of November 4, 2004) that are currently not vested shall vest and become non-forfeitable on January 21, 2006 (the “Accelerated Shares”). All shares comprising the Restricted Award not otherwise vested as of January 21, 2006 shall be forfeited pursuant to the Employment Agreement and paragraph 6 of the Restricted Stock Grant Agreement. The Restricted Stock Grant Agreement is hereby amended consistent with the above.

c)
The parties shall reasonably cooperate in the certification or recertification, to the extent required, of the Restricted Stock Grant and the Accelerated Shares. Employee shall return to the Company the shares of Employee's Restricted Award that are currently not vested and will not become vested on or before January 21, 2006.

d)	Employee agrees that he shall have no further rights under Section 2 of the Registration Rights Agreement between the parties.

3)	INDEMNIFICATION

The Company shall continue to indemnify Employee in accordance with the terms and conditions set forth in the Company’s Certificate of Incorporation and By Laws (as such Certificate of Incorporation and By Laws may be amended from time to time) or under the terms and conditions of the agreement currently in place between the Company and its other officers and directors for a period of six years from the date of this Agreement. Notwithstanding the forgoing, the indemnification of Employee shall extend only to acts or omissions of Employee during the period of time during which Employee was an officer or director of the Company.

4)	NON-COMPETITION/NON AND NON-DISCLOSURE

a)	Employee is hereby released from the provisions of Paragraphs 9(a), 9(b)(1) and 9(b)(3) of the Employment Agreement.

b)
For the six year period following the date of this Agreement, Employee will cooperate fully with the Company in its defense of or other participation in any administrative proceeding, judicial proceeding, governmental or regulatory inquiry or other proceeding arising from any charge, complaint or other action that has been or may be filed regarding Company actions in which Employee was involved during his employment. The Company shall reimburse Employee for his reasonable out-of-pocket expenses associated with Employee’s cooperation as set forth above.

c)
Employee will continue to comply with the terms of Paragraphs 8, 9(b)(2) and 14 of the Employment Agreement and such terms shall survive execution of this Agreement and Employee’s termination of employment.

5)	NON-DISPARAGEMENT

a)
For a period of two years after the execution of this Agreement, Employee covenants and agrees that he will not, directly or indirectly, either for himself or for any other person: (1) make any disparaging statements concerning the Company, its past or present subsidiaries or affiliates, or their respective past or present officers, directors, agents, or employees, that could or are intended to injure, impair, or damage the reputation or business relationships of such entities; (2) discredit or otherwise adversely criticize or engage in any act, directly or indirectly, not compelled by law, which may tend to bring disparagement, disrepute, ridicule, or scorn upon the Company, its past or present subsidiaries or affiliates, their respective business operations, or any of their respective past or present agents, employees, directors or officers; or (3) engage in any form of conduct that disparages, or is intended to disparage, the reputation, good will, or commercial interests of the Company, its past or present subsidiaries or affiliates, or their respective past or present officers, directors, agents, or employees. This provision does not prohibit Employee from cooperating with appropriate regulatory authorities or providing accurate information or opinion related to his current or future business activities or from responding to a subpoena or from being compelled to disclose information by judicial process.

b)
(b) For a period of two years after the execution of this Agreement, the Company covenants and agrees that the Company’s officers and directors will not: (1) make any disparaging statements concerning Employee that could or are intended to injure, impair, or damage Employee’s reputation or business relationships; (2) discredit or otherwise adversely criticize or engage in any act, directly or indirectly, not compelled by law, which may tend to bring disparagement, disrepute, ridicule, or scorn upon Employee; or (3) engage in any form of conduct that disparages, or is intended to disparage, Employee’s reputation, good will, or commercial interests. This provision does not prohibit the Company (or its officers or directors) from cooperating with appropriate regulatory authorities or providing accurate information or opinion related to the current or future business activities of the Company (or its officers or directors) or from responding to a subpoena or from being compelled to disclose information by judicial process.

6)	DENIAL OF LIABILITY

Nothing herein contained shall be construed as an admission by any party hereto of any liability of any kind to the other party.

7)	RELEASE

Except as necessary to enforce the terms of this Agreement, and in exchange for and in consideration of the promises, covenants and agreements set forth herein, Employee hereby irrevocably and unconditionally releases and forever discharges the Company and its past and present parents, subsidiaries, and affiliates, and each and all of their respective past and present officers, agents, directors, supervisors, employees, representatives, predecessors, successors and assigns, in both their individual and corporate capacities, to the maximum extent permitted by law, from any and all manner of claims, demands, causes of action, obligations, damages, or liabilities of any kind or nature whatsoever, at law or in equity, known or unknown, suspected or unsuspected, and whether or not discoverable, which Employee has or may have for any period prior to his execution of this Agreement, including, without limitation, claims for additional compensation, claims for severance pay, claims of defamation, wrongful discharge or breach of contract, claims for unpaid wages or commissions or bonuses, claims arising under any federal, state or local labor laws, claims of discrimination under the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, the New York State and City Human Rights Laws, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, or any other federal, state or local laws, claims arising under the Employee Retirement Income Security Act of 1974, and any claim for attorneys’ fees or costs.

8)	ADVICE OF COUNSEL

Employee acknowledges that he entered into this Agreement voluntarily, that he fully understands all of its provisions, and that no representations were made to induce execution of this Agreement that are not expressly contained herein.

Employee is hereby advised to consult with an attorney prior to executing this Agreement. Employee acknowledges that he has been afforded an opportunity to consult with the attorneys of his choice prior to executing this Agreement. Employee acknowledges that he has consulted with his own tax advisors regarding the payments hereunder and is not relying on the Company for any advice in this regard.

Employee acknowledges that he has been afforded an opportunity to take at least twenty-one (21) days to consider this Agreement. Employee further understands and acknowledges that he will have a period of seven (7) calendar days following his execution of this Agreement in which to revoke his consent, and that such revocation will be effective only if received in writing by Thomas J. Axon, Franklin Credit Management Corporation, Number 6 Harrison Street, Sixth Floor, New York New York 10013 on or before the expiration of this seven (7) day period. This Agreement will not become effective or enforceable until the revocation period has expired.

9)	SUCCESSORS

a)
This Agreement and the covenants and conditions herein contained shall apply to, be binding upon, and inure to the benefit of the respective heirs, administrators, executors, legal representatives, assignees, successors, and agents of the parties to this Agreement.

b)
In the event of the death of Employee while payments are still due to him, said payments are hereby irrevocably assigned to his current spouse or, in the case that she does not survive him, his estate.

c)
In the event Company shall enter into any arrangement or agreement of merger, consolidation or any other transaction whereby it either dissolves or transfers its assets to another entity or person while payments remain due under this Agreement, then this Agreement and the obligations under it shall be transferred with the assets, or in the case of dissolution or liquidation without any transfer, cause this Agreement to be paid off from the sale of its assets.

10)	NOTICES

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to his residence in the case of the Employee, or to its principal office in the case of the Company.

11)	WAIVER

The waiver by either party of a breach by the other party of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

12)	ENTIRE AGREEMENT

Except as specifically set forth herein, the Restricted Stock Grant Agreement between the parties (as amended herein), and the Registration Rights Agreement (as amended herein) between the parties, this Agreement shall be deemed to express, embody and supersede all previous understandings, agreements and commitments, whether written or oral, between the parties hereto with respect to the subject matter hereof and fully and finally to set forth the entire agreement between the parties hereto. No modifications shall be binding unless stated in writing and signed by both parties .

13)	APPLICABLE LAW

The parties acknowledge that no promises or representations have been made to procure this Agreement that are not contained in this Agreement. This Agreement shall be construed in accordance with and interpreted under the terms of New York Law. This Agreement is deemed to be jointly prepared by the parties hereto, and the language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written and the Company and the person signing on its behalf hereby warrant that they are fully authorized to do so.

Dated as of January __, 2006.
__________________________________
Jeffrey R. Johnson

Franklin Credit Management Corporation

By:	___________________________________
Thomas Axon
Chairman